Exhibit 99.2

Prepared Remarks from Conference Call

This is Dave Bosher, Vice President and Treasurer of Cadmus. I want to welcome you to our conference call and to thank you for taking time from your busy schedules to join us for a review of Cadmus' financial results for the 1st quarter of our 1997 fiscal year. I am joined on today's call by Bruce Thomas, Cadmus Vice President and Chief Financial Officer. I will begin this call with a review of our 1st quarter results and recent corporate developments and then turn the session over to any questions that you may have.

We announced this morning that Cadmus recorded net income of $1.7 million, or $.21 per share for the 1st quarter of fiscal 1997, compared to $1.5 million or $.24 per share for the same period of fiscal 1996. Excluding a gain resulting from a restructuring of our publishing operations, which I will discuss in greater detail later, net income was $1.5 million, or $.19 per share. Average outstanding shares were 8,024,000, up from 6,326,000 in the 1st quarter of fiscal 1996.

We are encouraged by these results and our performance for the quarter, which are in line with our expectations and which we believe represent an important step in the continued recovery of Cadmus' financial and operating performance. In my remarks today, however, I want to elaborate on three areas or points of emphasis. First, as our operating results indicate, most of Cadmus is performing quite well. I will spend a couple of moments discussing in greater detail the strong performers. Second, there are aspects or elements of Cadmus that are continuing to experience softness or are otherwise slower to recover than we had hoped. Again, we will spend some time discussing these businesses and what we are doing to accelerate the pace of recovery. Finally, we have continued to pursue aggressively our strategy and there are a number of corporate developments that we will describe and discuss in greater detail.

Let's start with the operating results. First quarter sales were $93.9 million, an increase of 26% over the $74.7 million for the first quarter of fiscal 1996. This increase was attributable to the inclusion of sales from the acquisitions of Lancaster Information Group, Software Factory, and Mowry Direct Marketing in fiscal 1996. Base business revenues were flat year over year as gains in our journal services, financial communications, specialty packaging, and promotional printing product lines were offset by declines in our magazines, point-of-purchase, and marketing businesses. I will discuss this sales performance in greater detail in just a moment.

Consolidated gross margins declined to 22.6% of sales from 23.9% last year. This decline was primarily attributable to weaker than expected performance from our marketing group, lower revenues in our point-of-purchase product line, and inefficiencies at certain manufacturing facilities. At the same time, SG&A expenses, as a percentage of sales, declined from 18.6% last year to 17.1% this year as corporate expenses actually declined year over year. Operating income, excluding the restructuring gain, rose 29% in the 1st quarter to $5.1 million, compared to $4.0 million in fiscal 1996. Operating margins, again excluding the restructuring gain, improved to 5.4% of sales from 5.3% last year.

Interest expense increased to $2.1 million this year from $1.4 million last year as a result of the debt incurred to purchase Lancaster. Other expenses also increased to $.5 million from $.1 million, again due to additional amortization related to fiscal 1996 acquisitions.

Net income advanced 12% to $1.7 million from $1.5 million. However, EPS declined to $.21 from $.24 last year due to the additional shares outstanding following our fiscal 1996 equity offering. Adjusted for the publishing restructuring gain, net income was $1.5 million, or $.19 per share, in line with our expectations for the quarter.

Let's turn for a moment to the balance sheet. Debt to capital at September 30 improved to 49.2% from 50.6% at June 30. This improvement was due to the sale of the consumer publishing division and the use of those proceeds primarily to pay down debt. Exclusive of the sale of the publishing division, the acquisition of O'Keefe Marketing, and a $2.8 million pension plan contribution, cash flow was $2.0 million in the 1st quarter. Receivables fell $4.5 million as a result of improved collections, but inventories rose $3.0 million due to high work in process levels at September 30. CAPEX were approximately $4.5 million in the 1st quarter, compared to depreciation of $4.1 million.

As I indicated earlier, we are quite pleased with these operating results and with the continued recovery of Cadmus' financial and operating performance. I would like to spend a couple of minutes talking first about those aspects of business that are performing exceptionally well and then about those aspects of our business that have been slower to recover.

Our Periodicals Group is off to an outstanding start in fiscal 1997. Sales for this Group advanced 40%, largely due to the inclusion of Lancaster. In addition, our base research journal business achieved real sales growth of 5%. These sales gains were offset by a 16% decline in magazine sales, where we have continued to examine our working relationships with slower paying, disruptive, or otherwise non-strategic customers. On the operating side, Dave Wilson and his team have done an outstanding job of effecting the integration of Lancaster with and into Cadmus Journal Services, and Lancaster has performed up to our expectations for the 1st quarter. On the other hand, we have not yet experienced tangible improvement in the manufacturing performance and efficiencies at our Byrd facility, although trends began to improve late in the 1st quarter.

In our Graphic Communications Group, sales advanced 20% as a result of inclusion of sales from The Software Factory and from continued strong growth in several product lines. Promotional sales showed strength in the 1st quarter, registering a 9% gain. Financial communications' sales rose 12%, driven by increased mutual fund business and growth in full services sales to financial institutions. Finally, specialty packaging sales increased 49% for the quarter. These gains were partially offset by a softness in point-of-purchase revenues, where we were adversely impacted by the departure of Coldwell Banker and by delays in customer promotional programs.

Finally, our Marketing Group had a disappointing 1st quarter. Sales declined 6% from 1996, but declined 16% when adjusted for the Mowry acquisition. Direct Marketing had a significant decline, falling 19% . Catalog sales also fell 22% due to a deferral of several customer projects into the second quarter. While custom publishing and interactive sales each registered double-digit increases in sales, the profitability of each of these units was adversely affected by a significant increase in expenses and by a change in business and product mix.

In short, we are pleased with Cadmus' operating performance for the 1st quarter. Most of Cadmus performed extremely well and we have identified, and are focusing upon, those aspects of our business that have been slower to recover or otherwise experiencing operating performance problems. I'll talk more later about the specific actions we are taking to address these performance issues.

Now, there are a number of corporate developments that I would like to discuss. Let me begin with the sale of our consumer publishing division. Over the past year, it became increasingly apparent to us that this business was no longer a complete fit with our strategy of becoming an integrated, solutions-based communications and marketing company and that an acquisition strategy to grow this business was simply not financially attractive or feasible. We see our job, in part, as requiring us to identify and "monetize" these sort of non-strategic assets and we have done so here. The net proceeds were used to pay down debt and the sale will not have a material impact on future operating performance. Offsetting the gain from the sale of this business were some one-time expenses related to the strategic repositioning of our custom publishing business into the Marketing Group, including changes in management and reduction in personnel in that business unit.

Also in the 1st quarter, we purchased O'Keefe Marketing. O'Keefe is a Richmond-based marketing firm specializing in advertising, point-of-purchase and interactive marketing services. This acquisition not only brings to Cadmus new services and capabilities, such as TV, radio, and media ad placement, but also adds, in the addition of Kelly O'Keefe, another versatile and well-recognized marketing executive to assist Steve Isaac in the development and growth of our Marketing Group.

On October 15, we completed a new $160 million revolving credit/term loan facility with our bank group, which replaced our $115 million facility. The additional capacity was used to refund senior notes from our 1993 acquisition of Waverly and positions us to have increased access to capital and borrowing flexibility as we pursue our strategy and grow Cadmus.

We also announced in the 1st quarter an expansion of our Charlotte manufacturing facility to accommodate the strong growth we are experiencing in our specialty packaging, financial communications, and promotional printing product lines. Net outlay for this expansion and related equipment purchases will total approximately $8 million. We expect this facility to be completed and fully operational by the end of fiscal 1997.

There is also good news to report regarding major customers. First, we are pleased to announce that Cadmus was recently awarded an exclusive preferred vendor contract with James River Corporation. This contract will be worth approximately $3 million annually, will improve capacity utilization of excess capacity position in Richmond, and serves as continued confirmation of our strategy. Second, we were selected as outstanding Supplier of the Year by Sara Lee's Knit Products Division, an account that has grown to over $7 million annually. Third, we have been informed that our business with First Union will be increasing due to their decision to purchase Keystone's mutual fund business. Finally, our full-service promotional rack brochure contract with NationsBank will grow nicely in the last half of this year due to their acquisition of Boatsman Bank.

At the same time, and as we highlighted above, we face challenges in several of our product lines. First, we must replace the volume we have lost with the departure of Coldwell Banker, which has created a significant short-term volume issue. Although we have replaced that volume in part and have effected significant cost reductions with the layoff of 29 associates, we will experience short-term margin pressure until that replacement volume is won. Second, in our custom publishing business we have terminated the President of that division. This leadership change, combined with softness in ad sales and the loss of several accounts, has created revenue and profit challenges for us over the next couple of quarters. Finally, we have struggled to establish a cost structure and production management system that allows us to preserve margins and profitability at Cadmus Interactive as revenues grow dramatically.

In summary, as we have said, most of Cadmus is performing exceptionally well. In order to continue our recovery we must have continued strong performance in our Periodical and Graphic Communications Groups and capitalize on the opportunities we have to expand business with both existing as well as prospective clients. These opportunities include synergies from the continued integration of Lancaster as well as the opportunities we have with First Union, NationsBank, UPS, James River and other full-service clients. At the same time, we must continue to proactively deal with those parts of our business which have been slower to return to acceptable performance levels. Specifically, we must (i) see improved performance at our Byrd manufacturing facility, (ii) replace the point-of-purchase revenues lost with the departure of Coldwell Banker, and (iii) achieve improved performance in our Marketing Group, particularly in our interactive and custom publishing businesses.

So what specifically are we doing to address these concerns? First, at Byrd. The critical success factor is improved work flow management. We have assembled a new management team with considerable industry experience. In addition, we have reconfigured shifts and press crews to align capacity with the current product mix. Finally, we have put in place new technology and new resources to address bottlenecks in our pre-press and finishing departments. We are beginning to see improved results and we are encouraged by recent performance trends.

In point-of-purchase, we have, very simply, a volume problem. Historically, this has been our strongest new business development team and we are confident that, over time, they will replace the volume that we have lost. We are optimistic about opportunities we have with several prospects and we expect the situation to improve throughout the second and third quarters.

At custom publishing, our challenge is new business development, an effort that had not received sufficient attention under former leadership. We have hired a new leader for this organization, who is an experienced marketing executive with a successful new business development track record. Recently, we have secured several attractive new projects, reversing a trend of account losses. Under new leadership, and under the guidance of Steve Isaac, we believe the new business acquisition effort can pick up speed and that the former profitability of this business can be restored over time.

Finally, at Cadmus Interactive, we have increased expense levels ahead of new revenue acquisition. Recently, we have put in place headcount and expense controls to ensure that revenues consistently precede increases in the cost structure. This expense control, combined with more effective new business development, should help to restore this business to former profitability levels.

These four businesses are receiving more of our attention and focus and will continue to do so over the next quarter or two. Importantly, we now have in place the organizational structure and the management talent to pro-actively manage these sorts of performance issues. We are cautiously optimistic about our near-term prospects for improvement in each of these businesses as well as about Cadmus' near-term prospects overall.

This concludes my remarks. I will now turn it over to questions you may have for Bruce or for me.